Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”);

WHEREAS, (i) Ronin Trading, LLC and John S. Stafford, III (collectively, “Ronin Trading”), (ii) SWIM Partners LP, SW Investment Management LLC and Stephen White (collectively, “SW Investment Management”), (iii) Gregory P. Sargen, (iv) Brian W. Scanlan and (v) Saiid Zarrabian (together with Ronin Trading, SW Investment Management and Messrs. Sargen and Scanlan, each a “Party”, and collectively, the “Parties” or the “Group”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2017 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2017 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 12th day of July 2017 by the Parties hereto:

1.             In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law.  Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

2.             So long as this agreement (this “Agreement”) is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that each Party agrees not to purchase or sell Securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using its reasonable efforts to give the other members of the Group at least 24 hours prior written notice; provided, further, that prior to the 2017 Annual Meeting, no Party shall (i) buy, or increase any beneficial ownership over, any securities of the Company if, as a result of such action, the Group would beneficially own more than 9.9% of the Company’s common stock, or (ii) sell, or dispose of any beneficial ownership over, any securities of the Company, in each case without the prior consent of each of Ronin Trading and SW Investment Management. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.             Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of the persons nominated by the Group to the Board at the 2017 Annual Meeting, (ii) taking such other actions as the Parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.             Ronin Trading shall have the right to pre-approve all expenses and costs (including all legal fees) incurred in connection with the Group’s activities (the “Expenses”) and Ronin Trading agrees to pay directly all such pre-approved Expenses.

5.             Each of the Parties hereto agrees that any SEC filing, press release, Company communication or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be first approved by Ronin Trading and SW Investment Management. The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.

6.             The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.             This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.             This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.             The Parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 (solely with respect to Expenses incurred prior to the termination of this Agreement) and Section 8 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the Parties. Notwithstanding the foregoing, any Party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10.          Each Party acknowledges that Olshan shall act as counsel for the Group and each of Ronin Trading and SW Investment Management relating to their investment in the Company.

11.          The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties hereto.

12.          Each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Ronin Trading, LLC

By:	/s/ John S. Stafford, III
	Name:	John S. Stafford, III
	Title:	Manager

/s/ John S. Stafford, III
John S. Stafford, III

SWIM Partners LP

By:	SW Investment Management LLC
General Partner

By:	/s/ Stephen White
	Name:	Stephen White
	Title:	Manager

SW Investment Management LLC

By:	/s/ Stephen White
	Name:	Stephen White
	Title:	Manager

/s/ Stephen White
Stephen White

/s/ Gregory P. Sargen
Gregory P. Sargen

/s/ Brian W. Scanlan
Brian W. Scanlan

/s/ Saiid Zarrabian
Saiid Zarrabian